EXHIBIT 99.1

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FOR IMMEDIATE RELEASE
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Contacts:    FOR MEDCATH INCORPORATED:        FOR KOHLBERG KRAVIS, ROBERTS    FOR WELSH, CARSON, ANDERSON
             Stephen R. Puckett               & CO.:                          & STOWE:
             President                        Ruth Pachman                    Paul Queally
             Richard J. Post                  Josh Pekarsky                   (212) 893-9500
             Chief Financial Officer          Kekst and Company
             (704) 541-3228                   (212) 521-4877

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                    KKR AND WELSH, CARSON TO ACQUIRE MEDCATH
                            FOR $19 PER SHARE IN CASH

Charlotte, North Carolina (March 13, 1998) MedCath Incorporated (Nasdaq/NM:MCTH), a leading provider of cardiology and cardiovascular services, Kohlberg Kravis Roberts & Co. (KKR) and Welsh, Carson, Anderson & Stowe (Welsh, Carson) today jointly announced that they have signed a definitive agreement pursuant to which a new company formed by KKR and Welsh, Carson will acquire MedCath in a merger for $19 per share in cash, or approximately $240 million. The merger will be funded by equity investments by KKR, Welsh, Carson and MedCath's management as well as borrowings under a new $75 million revolving credit facility. KKR and Welsh, Carson will each invest approximately $105 million of equity. MedCath's management will invest approximately $17 million of equity.

The transaction was approved by MedCath's Board of Directors after receiving a recommendation from a special committee of independent directors previously established to review MedCath's strategic alternatives. The Board and Special Committee received a fairness opinion with respect to the proposed merger from Goldman, Sachs & Co., which the Special Committee had engaged to assist the Committee in its review and evaluation of strategic alternatives.

Stephen R. Puckett, president of MedCath, said, "We believe the Special Committee has engaged in a careful review of this proposal, and we are pleased that the Board has determined to proceed with a transaction designed to bring significant value to our shareholders. We are very pleased to be joining forces with two of the country's premier investment firms."

Ned Gilhuly, a KKR executive, said, "We believe MedCath has a strong management team and is well-positioned as a high quality, efficient service provider in a large and growing market. We further believe MedCath's strategic plan can be implemented more effectively as a private company, and we are very pleased to be joining with Welsh, Carson to help the Company execute that strategic plan."

The transaction is subject to a number of customary closing conditions, including shareholder and regulatory approval. The Company intends to hold a special meeting of its shareholders to approve the transaction within the next three months. Given the upcoming meeting, the Company also announced that it would be postponing its annual meeting, which originally had been scheduled for April 7th.

As previously announced, the slow ramp-up of the Tucson Heart Hospital led the Company to believe that it would no longer achieve its earnings projections for fiscal year 1998. Based on patient census levels and procedure volumes at the Tucson Heart Hospital that continue to be below projected levels, the Company currently estimates that earnings for fiscal year 1998 will be substantially below current analysts' projections.


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MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates three specialty heart hospitals and has five additional heart hospitals under development, manages five medical practices comprised of over 100 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.

KKR is a private investment firm based in New York and Menlo Park, California.

Welsh, Carson, Anderson & Stowe is a private investment firm with their principal offices in New York.

Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals, including, without limitation, unanticipated delays in construction and licensing; increased construction costs; operating losses and negative cash flows during the initial operation of heart hospitals continuing longer than anticipated; dependence on physician relationships; increased competition from existing hospitals in the marketplace; dependence on the availability and terms of long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

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